Vapotherm Reports Fourth Quarter and Fiscal Year 2018 Financial Results

2018 Revenue of $42.4 Million Reflects 19.0% Increase Over Prior Year

EXETER, New Hampshire, March 12, 2019 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), a global medical technology company focused on the development and commercialization of its proprietary Hi-VNI® Technology products that are used to treat patients of all ages suffering from respiratory distress, announced today fourth quarter and fiscal year 2018 financial results.

Fourth Quarter 2018 Summary

•	Revenue for the fourth quarter of 2018 was $11.7 million, representing a 12.3% increase over the prior year period
•	Gross margin was 41.2% in comparison to gross margin of 33.2% in the fourth quarter of 2017
•	Completed an IPO raising $57.4 million in net proceeds

Fiscal Year 2018 Summary

•	Revenue for 2018 was $42.4 million, representing a 19.0% increase over 2017
•	Gross margin was 39.6% in comparison to gross margin of 37.2% in 2017

Fiscal 2019 Revenue Outlook

•	Anticipated revenue for 2019 of $49.0 million to $51.0 million, representing a projected increase of 16% to 20%

“We are pleased with our progress during 2018, which included a 19.0% revenue increase over the prior year” said Joe Army, President and CEO of Vapotherm. “The work we completed in 2018 set the foundation to further promote adoption of Hi-VNI Technology in 2019, including the publication of clinical trial results from participating emergency departments demonstrating Hi-VNI as non-inferior to NIPPV for undifferentiated respiratory distress patients, receipt of a de novo grant from the FDA which created a new category under which our Precision Flow Hi-VNI™ system is currently the only product listed, and the recently published IntellO2™ study which demonstrated that IntellO2 helps clinicians maintain premature neonates in the target oxygenation range significantly better than manual control alone, the current standard of care.”

Results for the Three Months Ended December 31, 2018

The following table reflects the Company’s net revenue for the three months ended December 31, 2018 and 2017:

	Three Months Ended December 31,
	2018		2017		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$3,255	27.9%	$3,057	29.4%	$198	6.5%
Disposable	7,972	68.2%	6,818	65.5%	1,154	16.9%
Service	459	4.0%	532	5.1%	(73)	-13.7%
Total revenue	$11,686	100.0%	$10,407	100.0%	$1,279	12.3%

Revenue for the fourth quarter of 2018 was $11.7 million, representing a 12.3% increase over the fourth quarter of 2017.  Total capital revenue, including both product sales and lease revenue, increased 6.5% year over year as a result of product mix, partially offset by lower fourth quarter 2018 capital sales and lease volumes when compared to the fourth quarter of 2017. Disposable revenue as a percentage of total revenue for the fourth quarter of 2018 and 2017 was 68.2% and 65.5%, respectively.  The increase in disposable revenue was primarily driven by an increase in the installed base of Precision Flow capital units.

Revenue information by geography is summarized as follows:

	Three Months Ended December 31,
	2018		2017		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$9,032	77.3%	$8,101	77.8%	$931	11.5%
International	2,654	22.7%	2,306	22.2%	348	15.1%
Total Revenue	$11,686	100.0%	$10,407	100.0%	$1,279	12.3%

Revenue growth in the U.S. and International markets in the fourth quarter of 2018 was driven primarily by an increase in disposable sales related to an increase in the installed base of Precision Flow capital units worldwide.  We sold and leased 354 and 273 Precision Flow capital units in the U.S. and International markets, respectively, in the fourth quarter of 2018, bringing our total installed base of Precision Flow capital units to 10,388 and 3,662 units in the U.S. and International markets, respectively. In the fourth quarter of 2018, we sold approximately 60,800 and 21,300 disposables in the U.S. and International markets, respectively.

Gross profit for the fourth quarter of 2018 was $4.8 million, an increase of $1.3 million over the same period of 2017. Gross margin was 41.2% in comparison to the gross margin of 33.2% in the fourth quarter of 2017. The improvement in gross margin was driven by the absence of non-recurring supply chain expenses, favorable sales mix, reductions in direct material costs and, to a lesser extent, the launch of our second-generation Vapotherm Transfer Unit (VTU) and improved overhead absorption compared to the same period in the prior year.

Operating expenses were $15.8 million in the fourth quarter of 2018, an increase of $3.7 million as compared to $12.1 million in the same period last year. The increase in operating expenses was primarily a result of increases in sales and marketing expenses and general and administrative expenses which include IPO related costs.

Net loss for the fourth quarter of 2018 was $12.9 million, or $1.39 per share, compared to $9.0 million, or $12.38 per share, in the fourth quarter of 2017. Net loss per share was based on 9,232,750 and 729,623 weighted average shares outstanding for the fourth quarter of 2018 and 2017, respectively. The number of shares outstanding as of December 31, 2018 was 16,862,853.

Adjusted EBITDA was ($10.2) million for the fourth quarter of 2018 as compared to ($8.2) million for the fourth quarter of 2017.  The $2.0 million decrease in Adjusted EBITDA in the fourth quarter of 2018 was due to increased operating expenses resulting from higher levels of sales and marketing expenses related to an increase in the number of U.S. sales territories and general and administrative expenses which include initial public offering costs.

Results for the Twelve Months Ended December 31, 2018

The following table reflects the Company’s net revenue for the twelve months ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018		2017		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$12,114	28.6%	$9,747	27.4%	$2,367	24.3%
Disposable	28,453	67.1%	23,960	67.3%	4,493	18.8%
Service	1,810	4.3%	1,890	5.3%	(80)	-4.2%
Total revenue	$42,377	100.0%	$35,597	100.0%	$6,780	19.0%

Revenue for 2018 was $42.4 million, representing a 19.0% increase over 2017. Total capital revenue, including both product sales and lease revenue, increased 24.3% year over year due to an increase in the number of Precision Flow capital units sold and leased, as well a higher mix of Precision Flow Plus capital units sold and leased. Disposable revenue for the twelve months represented 67.1% and 67.3% of total revenue in 2018 and 2017 respectively.  The increase in revenue was primarily driven by an increase in disposable sales related to an increase in the installed base of Precision Flow capital units worldwide.

Revenue information by geography is summarized as follows:

	Year Ended December 31,
	2018		2017		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$33,010	77.9%	$27,958	78.5%	$5,052	18.1%
International	9,367	22.1%	7,639	21.5%	1,728	22.6%
Total Revenue	$42,377	100.0%	$35,597	100.0%	$6,780	19.0%

Revenue growth in the U.S. and International markets in 2018 was driven primarily by an increase in disposable sales related to an increase in the installed base of Precision Flow capital units worldwide.  In 2018, we sold and leased 1,347 Precision Flow capital units and sold approximately 222,100 disposables in the U.S. and we sold and leased 981 Precision Flow capital units and sold approximately 74,200 disposables in International markets, respectively.

Gross profit for the twelve months of 2018 was $16.8 million, an increase of $3.6 million over 2017. Gross margin was 39.6% in comparison to 37.2% in 2017. The increase in gross margin was driven by favorable capital sales mix due to our Precision Flow Plus which was launched in April 2017 and our second generation VTU which was launched in April 2018, material cost reduction projects, the absence of non-recurring supply chain expenses, and improved overhead absorption, partially offset by a price increase on a previously outsourced component which we now produce in-house.

Operating expenses were $54.0 million for the twelve months of 2018, an increase of $11.9 million as compared to $42.1 million in the same period of 2017. The increase in operating expenses was primarily a result of increases in sales and marketing expenses related to an expansion in the number of U.S. sales territories and general and administrative expenses which include initial public offering costs.

Net loss for the twelve months of 2018 was $42.5 million or $14.62 per share compared to $31.0 million or $44.82 per share in 2017. Net loss per share was based on 2,905,085 and 694,548 weighted average shares outstanding for the twelve months of 2018 and 2017, respectively.

Adjusted EBITDA was ($34.6) million for the twelve months of 2018 as compared to ($27.1) million for the twelve months of 2017.  The decrease in Adjusted EBITDA in 2018 was due to higher operating expenses resulting from higher levels of sales and marketing expenses and general and administrative expenses which include IPO related costs.

Cash Position

Cash and cash equivalents were $58.2 million as of December 31, 2018 compared to $13.2 million as of September 30, 2018 and $26.5 million as of December 31, 2017. Upon completion of our initial public offering in November 2018, the Company received net proceeds of $57.4 million.

Fiscal 2019 Outlook

For fiscal 2019, we expect revenue in the range of $49.0 million to $51.0 million, representing an anticipated year-over-year increase of between 16% to 20%.

In the first quarter of 2019, we expect revenue in the range of $11.8 million to $12.0 million.

For fiscal 2019, we expect gross margin to be in the range of 41.0% and 41.5%.

For fiscal 2019, we expect operating expenses to be in the range of $64.0 million to $66.0 million, which includes anticipated stock-based compensation expense of $4.0 million.  Our operating expenses are typically the highest in the first quarter of the year due to sales and marketing related activities that take place in the first quarter.

Conference Call

Management will host a conference call at 4:30 p.m. Eastern Time on March 12th to discuss the results of the quarter and the year with a question and answer session. To listen to the conference call on your telephone, please dial (877) 201-0168 for U.S. callers, or (647) 788-4901 for international callers, approximately ten minutes prior to the start time and reference conference code 1683679. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 90 days following completion of the call. A replay of this conference call will be available by telephone through March 19th, 2019 by dialing (800) 585-8367 in the U.S. or (416) 621-4642 outside of the U.S. The replay access code is 1683679.

Website Information

The Company routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. The Company intends to use this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, the Company’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release represents net loss less interest expense, net and depreciation and amortization. Adjusted EBITDA in this release represents EBITDA as adjusted for the impact of foreign currency loss or gain, loss on extinguishment of debt, the change in fair value of warrant liabilities, and stock-based compensation expense. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. It should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contain certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 1.7 million patients have been treated with Vapotherm Hi-VNI Technology. Hi-VNI Technology delivers noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. Hi-VNI Technology’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about continued adoption of Hi-VNI Technology in 2019 and full year and quarterly revenue, gross margin, and operating expense guidance. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “guide” or “typically” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, including a sole source supplier, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure and maintain patent or other intellectual property protection for its products and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s prospectus, dated November 13, 2018, as filed with the Securities and Exchange Commission on November 15, 2018, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2018	2017

Assets
Current assets
Cash and cash equivalents	$58,223	$26,508
Accounts receivable, net of allowance	7,107	6,955
Inventory	13,710	11,458
Prepaid expenses and other current assets	2,683	2,302
Total current assets	81,723	47,223
Property and equipment, net	13,416	10,913
Restricted cash	1,799	1,852
Other long term assets	308	247
Total assets	$97,246	$60,235
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$3,148	$2,252
Contract liability	79	64
Accrued expenses and other liabilities	7,653	9,281
Short term line of credit	3,163	3,020
Total current liabilities	14,043	14,617
Long-term loans payable	31,317	18,932
Warrant liability	-	529
Other long-term liabilities	325	377
Total liabilities	45,685	34,455
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock (no par value, 0 and 10,712,137 shares authorized as of December 31, 2018 and 2017, respectively; 0 and 10,515,351 shares issued and outstanding as of December 31, 2018 and 2017 respectively; (Note 15)	-	152,637
Stockholders' equity
Preferred stock ($.001 par value, 25,000,000 and 0 shares authorized as of December 31, 2018 and 2017, respectively; 0 shares issued and outstanding as of December 31, 2018 and 2017, respectively;
Common stock ($.001 par value, 175,000,000 and 12,886,588 shares authorized as of December 31, 2018 and 2017, respectively; 16,862,853 and 672,321 shares issued and outstanding as of December 31, 2018 and 2017, respectively;	24	9
Additional paid-in capital	265,919	45,048
Accumulated deficit	(214,382)	(171,914)
Total stockholders' equity	51,561	(126,857)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$97,246	$60,235

Vapotherm, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,
	2018	2017
Net revenue	$11,686	$10,407
Cost of goods sold	6,868	6,947
Gross profit	4,818	3,460
Operating expenses
Research and development	2,697	2,128
Sales and marketing	9,596	7,646
General and administrative	3,397	2,067
Loss on disposal of fixed assets	62	301
Total operating expenses	15,752	12,142
Loss from operations	(10,934)	(8,682)
Other (expense) income
Foreign currency gain (loss)	2	199
Interest income	97	1
Interest expense	(1,042)	(622)
Loss on extinguishment of debt	(1,000)	-
Gain on change in fair value of warrant liabilities	-	73
Net loss	$(12,877)	$(9,031)
Net loss per share basic and diluted	$(1.39)	$(12.38)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	9,232,750	729,623

Vapotherm, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2018	2017
Net revenue	$42,377	$35,597
Cost of goods sold	25,605	22,357
Gross profit	16,772	13,240
Operating expenses
Research and development	8,771	7,569
Sales and marketing	33,927	26,221
General and administrative	11,186	8,020
Loss on disposal of fixed assets	121	301
Total operating expenses	54,005	42,111
Loss from operations	(37,233)	(28,871)
Other (expense) income
Foreign currency gain (loss)	-	4
Interest income	118	3
Interest expense	(3,064)	(2,232)
Loss on extinguishment of debt	(2,842)	-
Gain on change in fair value of warrant liabilities	553	91
Net loss	$(42,468)	$(31,005)
Net loss per share basic and diluted	$(14.62)	$(44.82)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	2,905,085	694,548

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(42,468)	$(31,005)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,167	1,534
Loss on extinguishment of debt	2,842	-
Stock-based compensation expense	502	249
Loss on disposal of fixed assets	511	388
Allowance for doubtful accounts	273	(389)
Amortization of discount on debt	123	158
Change in fair value of warrants	(553)	(91)
Decrease in restricted cash	53	129
Changes in operating assets and liabilities:
Accounts receivable	(152)	(682)
Inventory	(2,252)	(3,254)
Prepaid expenses and other assets	(443)	(497)
Accounts payable	896	285
Contract liability	15	1
Accrued expenses and other liabilities	(2,034)	3,928
Net cash used in operating activities	(40,520)	(29,246)
Cash flows from investing activities
Purchases of fixed assets	(5,180)	(5,947)
Net cash used in investing activities	(5,180)	(5,947)
Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net	9,919	44,877
Proceeds from initial public offering of common stock, net of commissions and underwriting discounts	57,394	-
Proceeds on loans	29,420	9,979
Short term line of credit	143	530
Repayment of loans payable	(20,000)	-
Proceeds from exercise of stock options and purchase of restricted stock	539	469
Net cash provided by financing activities	77,415	55,855
Net (decrease) increase in cash and cash equivalents	31,715	20,662
Cash and cash equivalents
Beginning of year	26,508	5,846
End of year	$58,223	$26,508
Supplemental disclosures of cash flow information
Interest paid during the period	$3,028	$2,191
Fixed asset purchases in accrued expenses at period end	$21	$225

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three and twelve months ended December 31, 2018 and 2017, respectively.

	Three Months Ended December 31,
	Amount		Change
	2018	2017	$	%
	(in thousands, except percentages)
Net loss	$(12,877)	$(9,031)	$(3,846)	-42.6%
Interest expense, net	945	621	324	-52.2%
Depreciation and amortization	606	443	163	-36.8%
EBITDA	$(11,326)	$(7,967)	$(3,359)	-42.1%
Foreign currency	(2)	(199)	197	-99.0%
Loss on extinguishment of debt	1,000	-	1,000	n/m
Change in fair value of warrant liabilities	-	(73)	73	n/m
Stock based compensation	135	75	60	80.0%
Adjusted EBITDA	$(10,193)	$(8,164)	$(2,029)	-24.9%

	Year Ended December 31,
	Amount		Change
	2018	2017	$	%
	(in thousands, except percentages)
Net loss	$(42,468)	$(31,005)	$(11,463)	-37.0%
Interest expense, net	2,946	2,229	717	-32.2%
Depreciation and amortization	2,167	1,534	633	-41.3%
EBITDA	$(37,355)	$(27,242)	$(10,113)	-37.1%
Foreign currency	-	(4)	4	n/m
Loss on extinguishment of debt	2,842	-	2,842	n/m
Change in fair value of warrant liabilities	(553)	(91)	(462)	507.7%
Stock based compensation	502	249	253	101.6%
Adjusted EBITDA	$(34,564)	$(27,088)	$(7,476)	-27.6%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011